[GRAPHIC OMITTED}

For Immediate Release

Contacts: Badger Paper:                      Figel Murphy:
          William H. Peters, CFO             William Murphy, Partner
          715-582-5203                       312-223-9536

                             Badger Paper Reports A
          Third Quarter Loss But Improvement Over Previous Two Quarters

Peshtigo, WI - October 22, 2003 - Badger Paper Mills, Inc. (Nasdaq SmallCap:
BPMI), one of the nation's growing leaders in the manufacture of flexible packaging and specialty papers, reported today a loss of $201,000 or $0.10 per diluted share in the third quarter of 2003. During the first and second quarters of 2003 the Company posted losses of $1.0 million ($0.50 per diluted share) and $557,000 ($0.27 per diluted share), respectively.

     Results from the third quarter ended September 30, 2003 include net sales of $18.5 million compared to net sales of $19.4 million for the year ago quarter. Net loss for the third quarter of 2003 was $201,000 ($0.10 per diluted share), compared to net income of $447,000 ($0.21 per diluted share) for the year ago period.

     After three quarters in 2003, the Company incurred a net loss of $1.8 million ($0.88 per share) on net sales of $56.8 million compared to net income of
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Badger Paper Mills, Inc.
Page 2

$2.1 million ($1.01 per diluted share) on $57.2 million in sales for the same period last year. The results for the first three-quarters of 2002 include a pretax gain on the sale of Company owned land and facilities totaling $1.1 million, ($747,000 gain after taxes). The Company did not have a gain from a similar transaction during the first three quarters of 2003.

     "While we are not satisfied with continued losses we are making progress. We continue to focus on reducing Badger's overall cost structure and improving productivity and quality," reported Badger's CEO Ronald Swanson. "It is a fact that the Company's cost for pulp and natural gas are higher in 2003 than in the previous year and the Company is limited in its ability to reduce these costs. We hope to reduce costs by becoming more efficient and improving quality. In addition to cost reductions, the Company is working to improve the mix of products produced in order to generate higher pricing. The Company was able to increase prices on certain specialty grades earlier this year but price increases have not been accepted in all market segments where Badger competes," said Swanson.

     Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.
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Badger Paper Mills, Inc.
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Forward-Looking Statements

This release may include one or more forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 as enacted in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any such statement. The forward-looking statements are subject to the risks and uncertainties, which could cause actual results to differ materially from management expectations. Such risks and uncertainties include but are not limited to:

     - Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company's products, including increases in competitive production capacity and/or weakness in demand for paper products

     - Changes in the price of pulp, the Company's main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company's costs

     - Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity, natural gas, and fuel oil) that the Company needs in its manufacturing operations

     - Changes in demand for the Company's products due to overall economic activity affecting the rate of consumption of the Company's paper products, growth rates of the end markets for the Company's products, technological or consumer preference changes and acceptance of the Company's products by the markets it serves


Further information about risks and uncertainties discussed above as well as additional material risks related to the Company's business can be found in the Company's Annual Report on Form 10-K for the year 2002 and other filings the Company has made from time to time with the Securities and Exchange Commission.

                             Financial Tables Follow

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Badger Paper Mills, Inc.
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Badger Paper Mills, Inc.
Interim Report
Consolidated Statements of Income (Unaudited)


(Dollars in thousands, except per share data)              For Three Months Ended          For Nine Months Ended
                                                                September 30                    September 30
                                                         ----------------------------    ----------------------------
                                                                 2003           2002            2003            2002

Net Sales                                                     $18,499        $19,402         $56,804         $57,222
Cost of Sales                                                  17,431         17,136          55,087          50,534
                                                         -------------   ------------    ------------    ------------
     Gross Profit                                               1,068          2,266           1,717           6,688
Selling and Administrative Expenses                             1,265          1,500           4,106           4,391
                                                         -------------   ------------    ------------    ------------
     Operating Income                                           (197)            766         (2,389)           2,297
Interest Expense                                                (115)          (105)           (324)           (309)
Interest Income                                                     1              5               4              20
Gain on Sale of Non Core Assets                                     0              0               0           1,131
Other Income (Expense), Net                                         7             11              14              43
                                                         -------------   ------------    ------------    ------------
     Income Before Income Taxes                                 (304)            677         (2,695)           3,182
Income Tax Expense                                              (103)            230           (916)           1,082
                                                         -------------   ------------    ------------    ------------
Net Income                                                     ($201)           $447        ($1,779)          $2,100
                                                         =============   ============    ============    ============

Net Income Per Share - Basic                                  ($0.10)          $0.22         ($0.88)           $1.04
     Average Shares Outstanding - Basic                     2,034,187      2,027,004       2,032,292       2,025,457

Net Income Per Share - Diluted                                ($0.10)          $0.21         ($0.88)           $1.01
     Average Shares Outstanding - Diluted                   2,034,187      2,081,712       2,032,292       2,080,165